Exhibit 23.4

Consent of C. K. Cooper & Company, Inc.

September 13, 2013

Board of Directors

Black Raven Energy, Inc.

1331 17th Street, Suite 350

Denver, Colorado 80202

Re: Consent of C. K. Cooper & Company, Inc.

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated July 19, 2013, to the Board of Directors of Black Raven Energy, Inc. (the "Company"), included as Annex C to the Proxy Statement/Information Statement/ Prospectus, which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of the Company, EnerJex Resources, Inc., and BRE Merger Sub, Inc., to which this consent is attached (the "Registration Statement"), and to the references of our firm in such Proxy Statement/Information Statement/Prospectus under the headings "Summary," "The Merger-Background of the Merger" and "The Merger-Opinion of C. K. Cooper & Company, Inc."

In executing this consent, we do not admit or acknowledge that C. K. Cooper & Company, Inc. comes within the class of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ C. K. Cooper & Company, Inc.
C. K. Cooper & Company, Inc.